Center Bancorp, Inc. Reports Resignation of Board member

UNION, N.J., March 11, 2010 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (Nasdaq: CNBC) (the "Company"), parent company of Union Center National Bank (UCNB or the Bank), announced today that on March 7, 2010, Brenda Curtis informed the Company that she is retiring from the Board of the Company and the Bank effective as of the date of the 2010 annual meeting of shareholders.  Accordingly, she will not stand for re-election at the meeting.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division which includes its wholly owned subsidiary, Center Financial Group LLC, provides financial services, including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank's primary market area is comprised of Morris and Union Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At December 31, 2009, the Corporation had total assets of $1.2 billion, total deposit funding sources, which includes overnight repurchase agreements, of $859.8 million and stockholders' equity of $102.6 million.

For further information regarding Center Bancorp, Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank, visit our web site at http://www.centerbancorp.com

CONTACT:  Center Bancorp, Inc.
 Investor Inquiries:
 Anthony C. Weagley, President & Chief Executive Officer
 Joseph Gangemi, Investor Relations Officer
 (908) 206-2886
Joseph Gangemi
  (908) 206-2886